UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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AQUILA, INC.
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This filing consists of the July 2007 edition of Integration Insights, a newsletter prepared by Great Plains Energy Incorporated, which Great Plains has circulated to the employees of Aquila, Inc. and which Aquila has posted to its internal website on July 10, 2007.

In The Spotlight

Building a Tier 1 Company Will Provide Strategic Advantage

Bill Herdegen, team lead, Delivery Integration

Now that nearly two dozen sub-teams have been launched, Bill Herdegen’s Delivery teams are moving into the ‘Design for Tier 1 Performance’ stage of the Integration Planning and Preparation chevron. “Building a Tier 1 company is critical because it will provide a safe work environment, growth opportunity for employees, improved service and reliability to all customers, effective management of assets and resources and an opportunity for our shareholders to receive the best return on their investments in the company,” explained Bill.

Delivery includes Customer Services, Distribution Operations, Energy Solutions, Information Technology and Transmission Services, all areas that directly touch customers. That’s why it’s so important the transition goes smoothly.

“Our goal is ‘seamless’ Day 1 customer service,” he said. “Customers will receive one bill format and will call a single number to report service interruptions or make billing inquiries. One location will provide quick-response service, relaying needs to appropriate service territories. Employees may have multiple computer screens, but customers won’t know that.”

The Transmission team has been working to understand exactly how Aquila and KCP&L operate–and why–in order to make organizational and operational decisions. Distribution is focused on aligning the people and information to determine the best systems for serving and satisfying customers. Customer Service is assessing differences in the two companies’ business models and regulatory requirements to provide improved service and limit integration-related complexities.

Bill’s teams are focused on providing Tier 1 infrastructure, IT systems and training. “We plan to have most offices and systems in place on Day 1. Investment in major systems will begin after the shareholder votes.”

One of their biggest challenges is finding time for current job responsibilities while working on transition issues. “Meeting customer expectations and delivering results are high priorities at both KCP&L and Aquila. Employees on the Delivery teams are working long hours, and their fellow employees have stepped forward to help handle the daily operations work. It’s inspiring to see the teamwork, which has included tremendous cooperation between us and Aquila,” said Bill.

There are other challenges as well. For example, although both companies use the same work-management system, each uses it differently. “But there are also many similarities in our business processes, and there are things each company is doing well that, when combined, will produce even better operating and service results,” Bill commented. He and his team regularly visit the service centers at Aquila and KCP&L to listen to employees and keep them informed.

“We are committed to open communications, and I invite all employees to give us their ideas and suggestions on how to improve the many processes under review,” added Bill Downey (KCP&L President & CEO). “Together we are building a Tier 1 company.”

Bill Herdegen, V.P., Customer Operations, joined KCP&L in 2001 after serving as Chief Operating Officer of Laramore, Douglass and Popham, engineering services consultants to the electric utility industry and as V.P. of Utility Practice at System Development Integration, an IT consulting firm that develops and implements technology systems. Bill also served as Field Engineer, District Manager, Business Unit Supply Manager, Operations Manager and V.P., Engineering, Construction & Maintenance at Commonwealth Edison. He is on the Executive Board of the Midwest Energy Association (MEA), a senior member of the Institute of Electrical and Electronics Engineers (IEEE) and 2007 Chair of the Heart of America United Way's Day of Caring.

Tag-teaming to Tier 1

One of the primary goals during the Aquila/GPE transition is to capture the value of combining the two companies and position the new company for sustainable Tier 1 performance.

“Tier 1” is a best-in-class description that is supported by specific performance measures and best practices. It basically means the company ranks in the top quartile (25 percent) of the utility industry as rated by respected organizations that rank utility performance in various areas.

It’s a fact that Tier 1 utility companies boast:

•	Excellent safety
•	Increased reliability
•	Fewer service complaints
•	Lower costs
•	Higher customer satisfaction
•	Greater community support
•	Better regulatory relationships
•	Increased shareholder value
•	Engaged employees
•	Political support

All transition teams are determining how best to combine Aquila and KCP&L in a way that will create a Tier 1 organization that is stronger than either company is by itself. Each team is selecting its benchmarks for the new organization. For example, the primary Operations benchmarks are safety, availability, cost, reliability and customer satisfaction. In the financial area, benchmarks include cost-effective financing of operations and effectively managing investor perceptions. Safety has another set of benchmarks that include Occupational Health and Safety Administration (OSHA) recordables, injury reduction, vehicle accidents and more.

“In areas that are already operating at Tier 1 level, such as safety, we aspire to rank at the top of Tier 1,” noted Bill Herdegen, KCP&L vice president, Customer Operations. “Our target is world-class safety performance and we are already making progress toward that goal as measured by the world-renowned experts in utility safety at DuPont Safety Resources.”

Tier I visioning

The teams, which include employees from both companies, are using a matrix to define their Tier 1 goals. The matrix takes them through several steps.

First, team members select words that best describe a Tier 1 organization in their area of responsibility. Then they build a second list of Tier 1 descriptors used by people outside of the organization, e.g., how investors, customers, etc., describe a top-tier organization in the area of safety or operations. Next, they define what their team is responsible for, how they execute their responsibilities, for whom and why.

Using the words agreed upon, the team crafts a Tier 1 vision statement to provide those services, and subsequently defines the metrics to best measure success in their area and identify the tangibles in a Tier 1 organization. If they do their job well, each team will develop a Tier 1 statement and metrics that will move the emerging organization to Tier 1 achievement levels in all areas across the company.

“In the end,” Bill Herdegen explained, “every single employee will contribute to Tier 1 operation. And together, we’ll enjoy the many benefits that brings.”

Transition Team Update (June Accomplishments/July Goals)

Deal Closure

We continued work on the Hart-Scott-Rodino (HSR) filing. We filed an amendment to the joint proxy statement/prospectus on June 26.

THIS MONTH: Continue work on the various regulatory and SEC filings, and prepare materials for the Missouri Public Service Commission August 8 filing.

Plant Operations Integration Team (POiT)

The team completed the Plant Equipment and Practice Assessment tool design (to be used for all KCP&L and Aquila generating facilities). A list of Day 1 and Day S concerns was identified for each department. We interviewed Aquila Engineering, CT operation and Sibley personnel, as well as those at KCP&L’s Hawthorn and La Cygne facilities. Equipment assessments were conducted at La Cygne Unit 1 and a partial equipment assessment at La Cygne Unit 2. The turbines at all KCP&L coal facilities were inspected. The first draft of the Plant Operations Tier 1 visualization summary also was completed.

THIS MONTH: Complete the Equipment and Practice assessments and begin evaluating the results that will help in developing the five-year O&M and Capex budgets. Continue to explore Work Management Systems (WMS) to facilitate having all KCP&L and Aquila generating facilities using the same WMS on Day S/T. Organize the Day 1/Day S/T blueprint for the August 8 regulatory filing, and begin to develop the operating model that will include benchmarking affinity fleet and addressing conceptual, logical and physical requirements.

Energy Resource Management

Day 1 and Day S staffing and systems requirements were identified. The team developed a physical transition plan for transferring the Control Center from Aquila to KCP&L for Day 1 operations. Work was also done to support Transmission Services’ ongoing Energy Management System (EMS) transition plan.

THIS MONTH: Develop rules for purchasing/selling energy for and between KCP&L & Aquila. Work on a joint site for a back-up control center. Complete the IT systems mapping diagram, which will enable us to identify the critical path to eliminating duplication in IT systems. Examine margin reporting and trade reporting systems.

Delivery

Transmission selected the ABB Energy Management System as the base system for the combined companies. Inspection of Aquila's transmission lines and substations was completed. The Customer Service team identified internal best practices to insure a common customer experience on Day 1. A Tier 1 visioning session was held with representatives from both KCP&L and Aquila. The group has begun developing the Customer Service Tier 1 mission and vision, along with its strategic objectives and proposed Tier 1 metrics.

THIS MONTH: Determine the most effective locations for service centers and any synergies. Establish a single set of construction standards, develop the KCP&L Storm Evaluation and Restoration Plan (SERP) for the combined companies and plan consolidation of outage and emergency calls into one location. Customer Service will define Day 1 requirements and finalize extended team objectives and Tier 1 performance.

Energy Solutions

The team identified product/service overlaps between KCP&L’s and Aquila’s unique programs. The Energy Solutions portfolio now includes 45 distinct products and services. We determined how programs will be integrated and prioritized for Day 1, Day S and Day T integration timing and value and identified major IT-related projects.

THIS MONTH: Plan SalesLogix implementation for an August launch. Sequence the launch of the Customer 360 database that will house all customer and marketing information prior to Day 1. Evaluate AgencyLink, a Web site portal for energy assistance agencies, for possible pre-Day 1 launch. Review plans and assignments for day-to-day functional requirements.

Finance & Accounting (F&A)

The F&A team completed its first Tier 1 visualization sessions and continued progress on defining Day 1 requirements. The Budget and Planning sub-team rolled out to all teams templates and the process to complete combined company 2008 and forward budgets. The team also worked with Bridge Strategy to understand and define synergy baseline financial information for the August Missouri Public Service Commission (MPSC) update. The team also continued its work to define services to be provided to Black Hills under the Transition Services Agreement.

THIS MONTH: Complete analysis of Day 1 requirements and deliverables to finalize combined company F&A financial information for inclusion in the MPSC update. Work jointly with Regulatory and Bridge Strategy to finalize the synergy analysis for the August 8 MPSC update. Finalize the transition services agreement and complete detailed Tier 1 visualization at the sub-team level.

Culture

The team has been studying Aquila’s and KCP&L’s environments and cultures in preparation for integration planning. Focus groups were conducted to better understand employee perceptions. We created a comparison of the GPE and Aquila work environments, practices and programs, with a goal of leveraging common characteristics (for example, employees in both organizations believe they are expected to be self-managed and trusted to get the work done) and addressing the differences, as well. It's clear that in both organizations, employees are hungry for open, straightforward communication.

This month: Deliver a Culture Integration Action Plan and conduct a Capability/Interest Inventory of Aquila non-bargaining unit employees in the corporate and shared services groups.

Support Services

A visioning session was held to define what a Tier 1 HR organization should look like and initial requirements were identified for a combined HR organization. We also planned the on-boarding process. Compensation and Benefits reviewed the administration of Aquila plans and analyzed benefits, job descriptions and salary ranges. Facilities completed its combined property asset list. The team made preliminary recommendations for Day 1 and Day S Facilities and Physical Security software and for service center and substation security standards. We also analyzed the benefits of centralizing facilities maintenance, completed analysis for major purchase categories, identified potential ranges of savings and conducted supply chain visioning sessions.

THIS MONTH: Compensation and Benefits will plan the 2008 GPE employee benefits and the conversion of Aquila benefits. Facilities will map processes for Tier 1 practices and develop a "logistics and move" plan for Day 1 and Day S. The Supply Chain sub-team will plan, schedule and acquire needed resources.

IT

The team defined IT needs for Day 1, developed a set of options for the Black Hills IT Transition Services Agreements and launched a joint KCP&L/Aquila/Black Hills team to review all IT contracts and licenses to insure all three companies will be in license compliance on Day 1. We launched the Data Center, Contracts & Licenses, Security and Radio System infrastructure teams and integration business applications teams for PeopleSoft Financial Systems, PeopleSoft HR-Payroll, SalesLogic and Powerplan Upgrade.

THIS MONTH: Develop a project analysis document to drive project prioritization and sequencing for business applications. Begin the CIS technical and functional gap analysis and develop the Data Center infrastructure requirements to support the transition activities and Day 1 production.

Boxed definitions guide:

What Is . . .

Day 1: The first day of operation of the new company – probably in February or March 2008.

Day S: Steady State – more than one year after Day 1.

Day T: The day Tier 1 operation is achieved.

July FAQs

1.  Is a current Organizational Chart of KCP&L available to Aquila employees (names of employees are not necessary - simply to show structure and reporting)?  Since KCP&L appears to have several buildings, can the locations of the departments be included?

We have posted organization charts of KCP&L on our FERC Order 2004 Web site, http://www.kcpl.com/about/FERC/KCPLFERC.htm.

2.  Are there any anticipated changes to GPE's organizational structure due to the sale?  If so, when will this be communicated?

No major changes to GPE's organizational structure are anticipated at this time.  At the KCP&L level, integration teams are looking at their organizational structures to ensure that they make sense for the combined organization and capitalize on opportunities for process improvement.  We'll be communicating the overall high level structure (positions, not names) and how we'll be running our business post-close around August 1.

3.  Will the current Aquila Dispatch Center and Call Center remain in Raytown?  Will the KCP&L Call Center merge into the Raytown location?

The teams are currently reviewing the facility requirements for the integrated company, and we hope to finalize those decisions in the near future.

4.  When can Aquila employees expect to hear from GPE regarding employment opportunities?  Has a schedule been established?

We certainly understand the concern around this issue for Aquila employees, and we are working now to establish a formal schedule.

Strategic Talent Solutions, an outside consultant, will be conducting a Capability and Interest Inventory for us in July. All Aquila Corporate and Support Services employees will be invited to complete a Capability and Interest Inventory questionnaire. Interviews will subsequently be held with each manager about their direct reports, along with other managers who have knowledge of the individual's work. Topics to be discussed will include: performance history, job proficiency, advancement potential, top strengths and development needs, key specialized/ technical skills and employee interests (from their Capability and Interest Inventory questionnaire).

Strategic Talent Solutions will then provide the Capability and Interest Inventory information to the integration teams for their use in making staffing decisions.

5.  If an Aquila employee is wanted by both BHC and GXP, will the employee be given a choice?  If not, how will that person's future be decided?

BHC is exclusively able to make employment offers to those Aquila employees identified in the asset sale documents. Other employees in corporate services and shared services groups will have an opportunity to express their preference of working for either BHC or GPE through the Capability and Interest Inventory questionnaire. KCP&L and Black Hills will work together on this process. We do not expect that employees will receive an offer from more than one of the two companies.

6.  Will the available positions for Aquila employees be bid?  If not, what is the anticipated protocol?

Non-bargaining unit positions in corporate and shared services and certain other selected functions will be filled by the organization's integrations teams using the Capability and Interest Inventory and interview information.

7.  When will the work plan for the transition activities be available? Seems the amount of work that will need to be done by Day 1/Day S will be too overwhelming starting now let alone waiting until after the shareholder vote.

Work plans are in the process of being completed. Requirements for Day 1 and Day S (Steady State – post transition) have largely been determined and all team planning is well underway. You may not see actual motion on large scale activities until after the shareholder votes.

8. With the recent dip in GPE’s (GXP) stock price, how is the stock piece of the sale for Aquila shareholders affected?  Will the balance be made up in additional cash and/or GXP stock?  If not, is it a deal breaker?

In the merger, each Aquila stockholder will receive $1.80 in cash, funded primarily by the asset sale to Black Hills, and 0.0856 of a share of Great Plains Energy common stock for each of their Aquila shares. The 0.0856 of a share of Great Plains Energy common stock that Great Plains Energy will exchange for each share of Aquila common stock is fixed and will not be adjusted based upon changes in the value of Aquila common stock or Great Plains Energy common stock. As a result, Aquila stockholders will not know the exact value of the shares of Great Plains Energy common stock they will receive in the merger for each share of Aquila common stock before the merger is completed. Until we complete the merger, this value will fluctuate with the market price of Great Plains Energy’s common stock. Aquila shareholders will not receive the merger consideration until the merger closes, which may be a substantial period of time after the special shareholders meetings.

9. Do things still look strong as we are going forth with this acquisition of Aquila?

We continue to expect the transaction to close in the first quarter of 2008.

Information Concerning Forward-Looking Statements

Statements made in this document that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy is providing a number of important factors, risks and uncertainties that could cause actual results to differ materially for the provided forward-looking information. These include: obtaining shareholder approvals required for the transactions; the timing of, and the conditions imposed by, regulatory approvals required for the transactions; satisfying the conditions to the closing of the transactions; Great Plains Energy successfully integrating the acquired Aquila, Inc., businesses into its other operations, avoiding problems which may result in either company not operating as effectively and efficiently as expected; the timing and amount of cost-cutting synergies; unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from Great Plains Energy’s expectations; the actual resulting credit ratings of Great Plains Energy or Aquila, Inc., or their respective subsidiaries; the effects on the businesses of Great Plains Energy or Aquila, Inc., resulting from uncertainty surrounding the transactions; the effect of future regulatory or legislative actions on Great Plains Energy or Aquila, Inc.; and other economic, business, and/or competitive factors. Additional factors that may affect the future results of Great Plains Energy are set forth in its most recent quarterly report on Form 10-Q or annual report on Form 10-K with the Securities and Exchange Commission ("SEC"), which are available at www.greatplainsenergy.com. Great Plains Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the acquisition of Aquila, Inc., by Great Plains Energy, Great Plains Energy filed on May 8, 2007, with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The final joint proxy statement/prospectus will be mailed to the stockholders of Great Plains Energy and Aquila, Inc. INVESTORS AND SECURITY HOLDERS OF GREAT PLAINS ENERGY AND AQUILA, INC., ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GREAT PLAINS ENERGY, AQUILA, INC., AND THE ACQUISITION. The registration statement and joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Great Plains Energy or Aquila, Inc., with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Great Plains Energy by directing a request to: Great Plains Energy, 1201 Walnut, Kansas City, MO 64106, Attn: Investor Relations. Investors and security holders may obtain free copies of the documents filed with the SEC by Aquila, Inc., by contacting Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attn: Investor Relations.

Participants in Proxy Solicitation

Great Plains Energy, Aquila, Inc., and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. Information about the executive officers and directors of Great Plains Energy and their ownership of Great Plains Energy common stock is set forth in Great Plains Energy’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on February 27, 2007, and the proxy statement for Great Plains Energy’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2007. Information regarding Aquila, Inc., directors and executive officers and their ownership of Aquila, Inc., common stock is set forth in Aquila’s Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 1, 2007 and the proxy statement for Aquila’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on March 21, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Great Plains Energy, Aquila, Inc., and their respective executive officers and directors in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction.

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